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                                                               EXHIBIT NO. 10(c)

                SUN TECHNOLOGY LICENSE AND DISTRIBUTION AGREEMENT
                               AGREEMENT NO. 14646

This Agreement is made and entered into by and between Sun Microsystems, Inc., a Delaware corporation, located at 901 San Antonio Road, Palo Alto, California 94303 ("Sun") and Customer set forth below ("Customer"):

                           (printed or typed)

                           Customer:        Pinnacle Data Systems, Inc.

                           Address: 2155 Dublin Road

                                            Columbus, Ohio  43228



                           Tel:             614-487-1150

                           Fax:             614-487-8568

This Agreement includes the terms and conditions set forth below and the following Attachments:

        Attachment 1                End User Binary Code License

        Attachment 2                Binary Product/Activity Level Matrix

Sun designs, develops and markets operating system software, related software, and documentation.

Customer desires to license from Sun the Products and distribute the same on the terms and conditions herein.

IN CONSIDERATION of the foregoing premises, the parties agree that the terms and conditions attached hereto and incorporated herein shall govern the licensing of the Products described in Attachments initialed by the parties attached hereto and incorporated herein.

Notices as described in Section 12.8 shall be delivered to Sun at the above address, M/S UCUP03-802, Attention: Vice President, Sales, with a copy to Sun Legal Dept. (same address). Notices to Customer shall be delivered to: above address, Attention: John Bair, CEO/President.

IN WITNESS WHEREOF, the parties have caused this Agreement and any Attachments initialed hereto to be executed by their duly authorized representatives.

SUN MICROSYSTEMS, INC.                     PINNACLE DATA SYSTEMS, INC.

By:       /s/ Jay Puri                     By:      /s/ John Bair
      ----------------------------               -------------------------------
Name:     Jay Puri                         Name:    John Bair
      ----------------------------               -------------------------------
            (printed or typed)                          (printed or typed)
Tide:     VP Sales                         Title:   Pres/CEO
      ----------------------------               -------------------------------

Date:     1/15/99                          Date:    1/15/99
      ----------------------------               -------------------------------


                          GENERAL TERMS AND CONDITIONS

1.0 DEFINITIONS

1.1 "Agreement" means this Agreement, fully executed by the parties, to include without limitation, all Attachments hereto.
1.2 "Attachments" means addenda, including any exhibits or schedules to this Agreement describing the Products, Documentation, fees and royalties, and any special terms and conditions pertaining to the license thereof.


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1.3 "Binary Code License (BCL)" means an End User license to use the Binary
Product(s) pursuant to Attachment 1 hereto, or as otherwise specified by Sun for specific Products.
1.4 "Binary Products" means the machine-readable, executable code for the Product and End User Documentation listed in Attachment 2 hereto, any Updates, Version Release or Product Release to the Binary Product provided to Customer, if any, and any Error Corrections.
1.5 "Confidential Information" means that information which Customer and/or Sun desire to protect against unauthorized disclosure or use and which the disclosing party designates as confidential (i) in writing, if communicated in writing, or (ii) orally, prior to any oral disclosure of the Confidential Information. Confidential Information may include information of third parties. The terms and conditions of this Agreement shall be considered Confidential Information of Sun.
1.6 "Distributor" means an entity that distributes Customer's Products and which is under a contractual obligation to Customer as set forth in this Agreement.
1.7 "Dollar" or "$" means the currency of the United States of America.
1.8 "End User" means the entity to whom the BCL applies and to whom Customer and/or Distributors furnish the Binary Products for use on or with Customer's Products for internal use and not for resale, marketing, or leasing.
1.9 "End User Documentation" means users' manuals, programmers' guides and system guides which Sun may provide for use with the Products, and which are specified in the Attachments and/or the Price List.
1.10 "Error" means any reproducible failure of the Products to perform its intended functions or any significant inaccuracies in the End User Documentation.
1.11 "Error Correction" means a modification, addition, procedure or routine intended to correct the practical adverse effect of an Error.
1.12 "Customer's Product(s)" means (i) the hardware system(s) manufactured by or for Customer with which the full operating system environment Product(s) is
(are) intended to operate; and/or (ii) the hardware and/or software system manufactured by or for Customer and which is shipped with the unbundled and other technology Products.
1.13 "Master Media" means the Binary Product delivered to Customer for the purpose of mass duplication in accordance with Section 2.0 herein.
1.14 "Packaged Product" means the Binary Product, including End User Documentation, delivered to Customer in prepackaged (shrink-wrap) form.
1.15 "Price List" means the then current, geographical specific release of the Sun Software OEM and Reseller License Fee and Royalty Schedule at the time of execution of this Agreement including any subsequent price changes made by Sun pursuant to Section 4.4.
1.16 "Product Release" means a release of a Product which is designated by Sun in its sole discretion as a change in the digit(s) to the left of the decimal point in the Product version number [(x).x.x].
1.17 "Royalty Bearing Event" means the license, grant of right to use, or other authorized transfer of the Binary Product (or any portion thereof) by Customer, Distributors or their distributors. There will be only one (1) Royalty Bearing Event for each Binary Product shipped.
1.18 "Product(s)" means the Binary Product initialed on Attachment 2 hereto.
1.19. "Tax" means sales, use, rental, receipt, personal property, value-added, consumption, goods and services, or other tax which may be levied or assessed in connection with this Agreement, excluding tax based on Sun's income.
1.20 "Update" means a release of a Product which is designated by Sun in its sole discretion as a change in the digit(s) to the right of the tenths digit in the Product version number [x.x.(x)].
1.21 "Version Release" means a release of a Product which is designated by Sun in its sole discretion as a change in the tenths digit in the Product version number [x.(x).xl.
2.0 BINARY LICENSE RIGHTS; TERMS AND CONDITIONS
2.1 Binary License Grant.
(a) Packaged Product. Subject to and in consideration of the conditions and restrictions set forth in this Agreement, Sun grants to Customer a personal, non-transferable, world-wide and non-exclusive, fee-bearing, limited right and license to distribute Packaged Product for use with Customer's Products. Packaged Product distributed by Customer and/or its Distributors may not be opened prior to delivery to End Users except, in the event the End User requests pre-installation of the Packaged Product, Customer and/or its Distributors may do so only after obtaining agreement to the BCL terms by the End User prior to delivery of the pre-installed Packaged Product.
(b) Master Media. Subject to and in consideration of the payments, conditions and restrictions set forth in this Agreement, Sun grants to Customer a personal, non-transferable, world-wide and non-exclusive, royalty-bearing, limited right and license to make copies of the Binary Product from Master Media and distribute such copies, including End User Documentation, for use with Customer's Product's in accordance with the terms of this Agreement.


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2.2 Binary License Terms and Conditions. Each distribution of a
Binary Product by Customer or its Distributors to an End-User must be made pursuant to a license that is consistent with the rights and obligations set forth herein and that incorporates in substance, and is no less restrictive than, the terms and conditions of the BCL. In the event the BCL contains supplemental terms and conditions relating to a specific product, Customer shall be obligated to pass through such supplemental terms and conditions to its End User customers. It is expressly acknowledged and agreed that in the United States and in other jurisdictions where an enforceable copyright protection covering the Binary Products exists, such license may be a written agreement on or accompanying the package containing the Binary Product media that is fully visible to the End-User before the package is opened, that the End-User accepts by opening the package and that complies with applicable law relating to agreements of such type. In all other jurisdictions, such license must be a written agreement signed by the End-User. Sun does not undertake to inform Customer of the jurisdictions where such copyright protection exists. Customer or its Distributors shall be the "Licensor" under its Binary Code Licenses. In the event the End User, upon reading the BCL, elects to return the product as provided in the product packaging, Customer will accept return of the unopened Packaged Product and shall refund the license fee to the End User.
2.3 Distribution Agreements.
(a) Prior to Customer furnishing any Binary Product to one of its Distributors, Customer shall obtain a signed agreement from its Distributors substantially similar to the terms and conditions of this Agreement and sufficient to allow protection of the intellectual property rights of Sun and its licensors.
(b) Customer shall use commercially reasonable efforts comparable to those it uses for its own products to enforce any agreements with Distributors and End Users of the Products entered into with Customer or its Distributors. If a Distributor or End User fails to fulfill any of its material obligations with respect to the Products under such agreement, Sun may, upon its election and in addition to any other remedies that it may have notify Customer in writing of such breach and require Customer to terminate all the rights granted in such agreement with respect to the Products by thirty (30) days written notice to such Distributor or End User specifying the breach, unless the breach is remedied within such thirty (30) day period. Customer shall use commercially reasonable efforts comparable to those it uses for its own products in monitoring its Distributor's adherence to the provisions of its agreements required by this Agreement and shall promptly inform and consult with Sun if Customer becomes aware of any substantial non-compliance. In the event that Customer fails to satisfy the foregoing obligations with regards to the Products, subject to Section 8.0 below, Customer shall be responsible for all reasonable costs incurred by Sun, including without limitation, attorneys fees, in connection with such enforcement actions undertaken by Sun. In those jurisdictions where Sun does not have standing to bring an action in its own name or under the intellectual property laws of such jurisdiction, Customer shall assign those rights to Sun reasonably necessary to allow Sun to bring an action under any legal theory available to Customer.
2.4 End User Documentation Distribution; Modification.
(a) End User Documentation Distribution. One (1) copy of End User Documentation is provided with each copy of the Product(s) if specified on the Price List. Each additional copy of End User Documentation requires payment of applicable royalties as set forth in the Price List
(b) Modification of End User Documentation. Customer may modify the End User Documentation ("Modified Documentation") and distribute such Modified Documentation, subject to the following: (i) Customer may modify only those portions of the End User Documentation and only to the extent necessary to reflect any modifications or value added to the product developed by or for Customer or as required for Customer's Product(s); (ii) Customer distributes the Modified Documentation only in connection with its distribution of Customer's Product; and (iii) Customer pays Sun the applicable royalty as listed in the Price List (if any), subject to applicable discounts, for each copy of such Modified Documentation distributed by or for Customer.
2.5 Trademarks, Logos and Product Designs.
(a) "Sun Trademarks" means all names, marks, logos, designs, trade dress and other brand designations used by Sun in connection with Products. Customer may refer to Products by the associated Sun Trademarks, provided that such reference is not misleading and complies with the then current Sun Trademark and Logo Policies. Customer shall not remove, alter, or add to any Sun Trademarks, nor shall it co-logo Products. Customer is granted no right, title or license to, or interest in, any Sun Trademarks. Customer acknowledges Sun's rights in Sun Trademarks and agrees that any use of Sun Trademarks by Customer shall inure to the sole benefit of Sun. Customer agrees not to (i) challenge Sun's ownership or use of, (ii) register, or (iii) infringe any Sun Trademarks, nor shall Customer incorporate any Sun Trademarks into Customer's trademarks, service marks, company names, internet addresses, domain names, or any other similar designations. If Customer acquires any rights in any Sun Trademarks by operation of law or otherwise, it will immediately at no expense to Sun assign such rights to Sun along with any associated goodwill, applications, and/or registrations.
(b) Customer may use the special program logo, if any, applicable to Customer's channel (e.g. Authorized Reseller Logo) only: (i) as shown in the artwork provided by Sun; (H) in pre-sale marketing materials and


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advertising, but not on goods, packaging, product labels, documentation or other materials distributed with Products; (iii) in a manner no more prominent than Customer's corporate name and logo; and (iv) otherwise in accordance with the then current Sun Trademark and Logo Policies.
2.6 Intended Purpose. The intended purpose of the Binary Products is for use with Customer's Products. Customer shall market and distribute directly or indirectly through its Distributors each Binary Product for use only to End
Users of Customer's Product(s). Customer's product packaging for the Binary Products shall clearly indicate this intended purpose.
2.7 Governmental Approvals. Customer shall, at its own expense, obtain and arrange for the maintenance in full force and effect of all governmental approvals, consents, licenses, authorizations, declarations, filings and registrations as may be necessary for the performance of the terms and conditions of the Agreement, including without limitation, fair trade approvals, under all laws, regulations and other legal requirements within the jurisdictions that Customer distributes the Products that apply to this Agreement, including tax and foreign exchange legislation.
2.7 No Other Rights. Except as expressly stated herein and in the Attachment(s) hereto, no other license, right or interest is granted to Customer for any other purpose.
3.0 TERM AND TERMINATION
3.1 Term. This Agreement shall commence on: (i) the date of its execution by Sun or (ii) where this Agreement will be void or Sun will be liable for a penalty without an approval, registration, filing as referred to in Section 2.7,or Sun obtaining the necessary US eport license, the date of such approval, registration, filing, or US export license, whichever occurs later (the "Effective Date") and shall have an initial term of three (3) years. Thereafter, this Agreement shall be automatically renewed for successive one (1) year terms (with a maximum of two (2) subsequent terms), unless one party notifies the other party in writing at least sixty (60) days before the end of the then current term stating that it wishes to terminate this Agreement; whereupon, this Agreement shall terminate at the end of the then current term.
3.2 Termination. If either party fails to comply with any of the terms and conditions of this Agreement, the other party may terminate this Agreement upon thirty (30) days written notice to the breaching party specifying any such breach, unless the breach specified therein has been remedied within such thirty
(30) day period. In the event of Customer's breach, Sun may terminate this Agreement in its entirety or as to any individual Product(s).
3.3 Termination for Insolvency. Either party may terminate this Agreement immediately in the event that the other party ceases to conduct its operations in the normal course of business, or files for or becomes the subject of a Bankruptcy petition, or is placed in receivership, or attempts to assign this Agreement to creditors or otherwise without prior written consent of the other party.
3.4 Effect of Termination.
(a) For Breach by Customer: Upon termination of this Agreement for breach by Customer, Customer shall discontinue issuing BCL's for the Products, shall return all Products and all copies thereof in its possession to Sun or destroy all Products and all copies thereof in Customer's possession and certify in writing by an officer of Customer that such Products and all copies thereof were so destroyed.
(b) For Other Than Breach by Customer: Upon termination of this Agreement for all other reasons, Customer shall discontinue issuing BCL's for the Products. Customer and its Distributors may continue to use the Products in source code form only in accordance with the terms and conditions hereunder solely for maintenance services for then-existing customers and only for so long as Customer and its Distributors are, at the time of termination, contractually obligated to provide such maintenance services to such customers. In no event shall Customer retain source code for more than three (3) years after the effective date of termination.
     (c) BCL's for the Products issued prior to the effective date of termination shall continue in accordance with their terms and conditions. Customer's obligation to pay royalties accrued prior to the termination of this Agreement shall not terminate.
3.5 No Liability For Termination. To the full extent allowed by any applicable law except as expressly provided in this Agreement, Customer agrees that it shall have no rights to damages or indemnification of any nature due to any expiration or rightful termination of this Agreement by Sun pursuant to its terms. The foregoing restriction shall include without limitation, commercial severance pay whether by way of loss of future profits, expenditure for promotion of the Products, payment for goodwill generated or other commitments made in connection with the business contemplated by this Agreement or other similar matters. Customer will not be entitled under local law or otherwise to receive any payment from Sun, whether for actual, consequential, indirect, special or incidental damages, costs or expenses, whether foreseeable or unforeseeable, any right to which Customer hereby waives and disclaims. Customer EXPRESSLY WAIVES AND RENOUNCES ANY CLAIM TO COMPENSATION OR INDEMNITIES FOR ANY TERMINATION OF BUSINESS RELATIONSHIP BY A FOREIGN BUSINESS ENTITY, WHICH MAY EXIST UNDER THE LAWS OF ANY APPLICABLE JURISDICTION.


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3.6 Survival. Rights and obligations under this agreement which by their nature should survive, will remain in effect after termination or expiration hereof.
4.0 PAYMENTS; TAXES; ACTIVITY LEVEL
4.1 Payment Terms. Except as otherwise specified in the Attachments, and in consideration of the rights granted to Customer hereunder, Customer shall pay to Sun the royalties for each Royalty Bearing Event for the applicable Product(s) and Derivative Works thereof (as defined in Exhibit A, as applicable) licensed or sublicensed by Customer on a quarterly basis within thirty (30) days following the end of the preceding calendar quarter, accompanied by a report pursuant to Section 5.1 below. License fees due Sun hereunder shall be paid to Sun as set forth herein. In the case of Packaged Product or block serial numbers, Customer shall pay amounts due to Sun within thirty (30) days from Sun's invoice date. Sun's acceptance of this Agreement and any associated order(s) does not imply Sun's approval of an open line of credit. Credit terms are established by Sun based in part upon Customer's financial and payment records. Sun reserves the right to place Customer on credit hold in the event Customer's financial condition ceases to warrant the credit terms specified above.
4.2 Taxes.
(a) Subject to Section 4.2(b), all amounts payable by Customer under this Agreement are exclusive of any Tax, levy or similar governmental charge that may be assessed by any jurisdiction, whether based on gross revenue, the delivery, possession or use of the Products, the execution or performance of this Agreement or otherwise, except for net income, net worth or franchise taxes assessed on Sun. If, under the local law, Customer is required to withhold any Tax on such payments, then the amount of the payment actually remitted to Sun will be net of all Taxes. Customer will promptly furnish Sun with the official receipt of payment of these Taxes to the appropriate taxing authority. Customer will pay all other Taxes, levies or similar governmental charges or provide Sun with a certificate of exemption acceptable to the taxing authority.
(b) Notwithstanding Section 4.2(a), Customer may deduct from payments any income tax or tax of a similar nature imposed by any non-United States government ("government income tax") on the income of Sun from such payment and actually paid by Customer for the account of Sun. In the event that Customer deducts any such income tax from any such payment, Customer shall furnish Sun with evidence acceptable to Sun and to the United States Government to sufficiently establish that such government income tax has been paid for the account of Sun.
4.3 Updates, Version Releases and Product Releases. The fees specified in this Agreement are for the then current release at time of execution of this Agreement of the Products only. Updates, Version Releases and Product Releases may require additional payment and/ or additional terms and conditions hereunder. Sun shall have the right, at its sole discretion and without incurring any liability to Customer, to modify a Product or discontinue its manufacture, sale or support and will provide Customer with thirty (30) days prior notice. Such change shall not require Customer's approval.
4.4 Price Changes. Sun reserves the right to change the Price List, discount schedule and/or royalties for any Product at any time. Price decreases will take effect immediately upon announcement. In the event of a price increase, Sun shall provide Customer with thirty (30) days prior notice. Such change shall not require Customer's approval. If, during the term of this Agreement, Sun decreases the royalty rate for any Binary Product(s), Customer will be allowed a credit toward new orders for any Binary Product(s) placed within thirty (30) days of receiving such notice from Sun. This credit will be equal to the difference between the new royalty rate and the previous royalty rate for all such unopened Binary Product(s) in Customer's inventory as of the date of such notice which were shipped to Customer not more than ninety (90) days before such notice and whose serial numbers are submitted to Sun with Customer's written request for credit. All orders for such Binary Product(s) scheduled for shipment or in transit to Customer at the time of such notice shall be adjusted to the decreased royalty rate.
4.5 Minimum Payments. Customer agrees to place a prepaid, firm, non-cancelable stocking order for Packaged Product and/or a minimum, non-refundable prepayment for Master Media in the amount specified for the Annual Activity Level. Such stocking order and/or minimum prepayment must be provided to Sun upon execution of the Agreement by Customer. The stocking order shall request shipment of all Product(s) ordered thereunder within thirty (30) days of the execution date of the Agreement by Customer, and such shipment shall not be rescheduled by Customer.
4.6 Customer's Products. Customer shall list in its revenue reports to Sun pursuant to Section 5.0 of the Agreement, Customer's Products shipped in conjunction or associated with each Binary Product hereunder.
5.0 RECORDS; AUDIT REQUIREMENTS; FORECAST
5.1 Record Keeping. Customer shall maintain for a three (3) year period revenue records sufficient to determine that Customer is in compliance with the Agreement as it relates to the correctness of the royalties, fees and other payments hereunder. Customer shall provide to Sun along with the payments specified hereunder quarterly revenue reports, in the English language which shall include, at a minimum, the following information: Product names, Customer's Product names, number of units shipped, and royalty amounts due Sun.

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5.2 Audit Requirements. The following audit provision shall continue throughout the term of this Agreement and shall survive the termination of this Agreement insofar as applicable to payment obligations accrued prior to such termination.
(a) Right to Audit. Sun shall have the right to audit the records and accounts of Customer required to be kept in accordance with this Agreement. The auditor shall be adequately bound to keep confidential all Confidential Information of Customer learned during the course of or pursuant to the audit. Any such audit shall be performed only during Customer's normal business hours, no more frequently than once per calendar year, and shall be performed in such a manner as to avoid unreasonable interference with Customer's business operations; and the auditor shall be limited to reporting the adequacy of Customer's records and accounts, including, but not limited to, whether Customer is in compliance with the terms of this Agreement and the amount, if any, of underpayment or overpayment of the amounts due Sun pursuant to this Agreement. Except as expressly provided in Section 5.2(b), Sun shall bear all costs and expenses associated with the exercise of its right to audit.
(b) Errors in Payment. In the event that any errors in payment shall be determined, such errors shall be corrected by appropriate adjustment in payment (plus interest at one and one-half percent (1 - 1/2%) per month or the highest rate permitted by law) for the quarterly period during which the error is discovered. In the event of underpayment of more than five percent (5%) of the amount due for that period (i) Customer shall reimburse Sun the reasonable charges of the audit that identified the underpayments, and (ii) Sun shall have the right to audit, at its sole discretion, in ninety (90) day intervals until Customer becomes fully compliant with the terms and conditions of this Agreement.
5.3 Forecast. On the first business day of each calendar quarter, Customer shall provide Sun a rolling six (6) month non-binding forecast of Customer's projected shipments for each Binary Product licensed hereunder.
6.0 CONFIDENTIAL INFORMATION If Sun desires that information provided to Customer under this Agreement be held in confidence, Sun will identify the information as confidential or proprietary. Customer may not disclose Sun's confidential or proprietary information and may use it only for purposes specifically contemplated in this Agreement. Sun will treat tangible business and financial information of Customer that has been previously identified as confidential, with the same degree of care as it does its own similar information. The foregoing obligations do not apply to information which:
(i) is or becomes known by recipient without an obligation to maintain its confidentiality; (ii) is or becomes generally known to the public through no act or omission of recipient, or (iii) is independently developed by recipient without use of confidential or proprietary information. This Section 6.0 will not affect any other confidential disclosure agreement between the parties.
7.0 WARRANTIES
7.1 Customer's Limited Warranty. Sun warrants that for a period of ninety (90) days from the date of delivery to Customer: (i) the media on which the Product is furnished will be free of defects in materials and workmanship under normal use; and (ii) the Product contains the features described in the Price List. Except for the foregoing, to the full extent allowed by applicable law, the Product is provided "AS IS". Customer's exclusive remedy and Sun's entire liability under this limited warranty will be at Sun's option to repair or replace the Product.
7.2 Aircraft Product and Nuclear Applications. Products are not designed or intended for use in on-line control of aircraft, air traffic, aircraft navigation or aircraft communications; or in the design, construction, operation or maintenance of any nuclear facility. Sun disclaims any express or implied warranty of fitness for such uses. Customer represents and wan-ants that it will not use or resell Products for such purposes and that it will use its best efforts to ensure that its Distributors and End Users of Products are provided with a copy of the foregoing notice.
7.3 No Other Warranties. Unless specified in this Agreement, all express or implied conditions, representations and warranties, including any implied warranty or merchantability, fitness for a particular purpose, or non-infringement, are disclaimed, except to the extent that such disclaimers are held to be legally invalid.
8.0 LIMITATION OF LIABILITY
TO THE FULL EXTENT ALLOWED BY ANY APPLICABLE LAW, EXCEPT FOR EXPRESS UNDERTAKINGS UNDER SECTION 7.2 AND OBLIGATIONS TO DEFEND UNDER SECIION 9.0 OF THIS AGREEMENT, EACH PARTY'S LIABILITY TO THE OTHER FOR CLAIMS RELATING TO THIS AGREEMENT, WHETHER FOR BREACH OR IN TORT, SHALL BE LIMITED TO ONE HUNDRED PERCENT (100%) OF THE AMOUNT HAVING THEN ACTUALLY BEEN PAID BY CUSTOMER TO SUN FOR ALL COPIES LICENSED HEREUNDER FOR THE PARTICULAR PRODUCT GIVING RISE TO SUCH CLAIM, IF ANY. THE FOREGOING LIMITATION DOES NOT REDUCE CUSTOMER'S OBLIGATION TO PAY SUN THE LICENSE FEES DUE AND OWING FOR THE PRODUCT(S). IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT (INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS, USE, DATA, OR OTHER ECONOMIC ADVANTAGE), HOWEVER IT ARISES, WHETHER FOR BREACH OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO,

BREACH OF WARRANTY, OR IN TORT, EVEN IF THAT PARTY HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE FOREGOING LIMITATION OF LIABILITY OF CUSTOMER TO SUN SHALL NOT APPLY IF CUSTOMER'S ACTIONS OR INACTION RESULT IN THE UNAUTHORIZED DISCLOSURE, DISTRIBUTION OR USE OF THE PRODUCT(S) OR CONFIDENTIAL INFORMATION.
9.0 INTELLECTUAL PROPERTY CLAIMS
9.1 Sun shall defend at its own expense without limitation and, in addition, shall indemnify Customer from damages, liabilities, costs and expenses actually awarded against Customer up to the amount stated in Section 8.0, as a result of any judgment or proceeding against Customer in which it is determined that (i) Sun does not have the right to grant the license(s) given to Customer hereunder, excluding trademark rights; or (ii) that the marketing or use of any Sun written code within the Product(s) infringe Berne Convention copyrights or patent rights of third parties in any country where Sun Microsystems, Inc. has a subsidiary. In the event Sun elects to avoid litigation relating to the foregoing and settle any such claims, Sun will pay the settlement amount and obtain a release as to all such claims against Customer.
9.2 Customer shall defend at its expense without limitation and, in addition, shall indemnify Sun from damages, liabilities, costs and expenses actually awarded against Sun up to the amount stated in Section 8.0, as a result of actions or omissions set forth in Section 9.5 (i) through (iv). In the event Customer elects to avoid litigation relating to the foregoing and settle any such claims, Customer will pay the settlement amount and obtain a release as to all such claims against Sun.
9.3 The indemnification obligations set forth in Sections 9.1 and 9.2 above shall be conditioned upon the indemnified party (i) notifying the indemnifying party within thirty (30) days of notice of a claim of infringement; (ii) providing full cooperation and assistance to the indemnifying party at the indemnifying party's expense; and (iii) providing the indemnifying party full authority to manage the defense or settlement of the claim.
9.4 Should Products become or, in Sun's opinion, be likely to become the subject of a claim of infringement pursuant to Section 9.1 above Sun, at its option may
(i) procure for Customer, at no additional cost to Customer, the right to continue to use the Products, (ii) replace or modify the Products, at no additional cost to Customer, to make such Product(s) non-infringing, provided that substantially similar functionality and performance is obtained with the replacement or modified Products, or (iii) if the right to continue to use cannot be procured under commercially reasonable terms, or such Products cannot be replaced or modified at commercially reasonable time and expense, terminate the license to use such Products and refund to Customer over five (5) years in equal monthly payments the amounts that Customer refunds to its customers for such Product(s) due to the claim of infringement, up to the maximum amounts paid by Customer to Sun under this Agreement for such Product(s). Sun's performance of (i), (ii) or (iii) above shall be Customer's sole and exclusive remedies.
9.5 Notwithstanding the foregoing, Sun shall have no obligation to indemnify and defend Customer or to pay costs, damages or attorneys' fees for any claim based upon (i) the combination, operation, or use by Customer of Products with other equipment, code, programs or data not supplied by Sun if such infringement would have been avoided but for the combination, operation or use of the Products with other equipment, code, programs or data; or (ii) use by Customer of other than the then latest version of a Product, if such infringement could have been avoided by the use of the latest version of the Product and such latest version had been made available to Customer; or (iii) modifications by Customer of the Products in the event such infringement is caused by such modifications; or (iv) use by Customer outside the scope of the granted license(s).
10.0 MAINTENANCE AND SUPPORT
10.1 This Agreement does not include maintenance and support of Products by Sun. Sun's standard support offerings are available under a separate support agreement.
10.2 At a minimum, Customer shall provide technical support to its Distributors and End-Users including the following: (i) assisting with installation, operation, and use of the Products; (ii) preparing all Error reports and conducting necessary call backs; and (iii) furnishing Error Corrections provided to Customer by Sun. These tasks may be undertaken on Customer's behalf by Distributors for End-Users.
11.0 GOVERNMENT CONTRACTS
11.1 U.S. Governments
(a) If procured by, or provided to, the U.S. Government, use, duplication, or disclosure of technical data is subject to restrictions as set forth in FAR 42.227-14(g)(2), Rights in Data - General (June 1987); and, for computer software and computer software documentation, FAR 52.227-19, Commercial Computer Software - Restricted Rights (June 1987). However, if procured by, or provided to, the U. S. Department of Defense ("DOD"), use, duplication, or disclosure of technical data is subject to DFARS 252.227-7015(b), Technical Data - Commercial Items (June 1995); and, for computer software and computer software documentation, as specified in the License under which the computer software was procured pursuant to DFARS 227.7202-3(a). For U.S. Government agencies other than the DOD with solicitations issued prior to October 1, 1995, all software and technical data are provided with "Restricted Rights" as defined in FAR 52.227-19, and "Limited Rights" as defined in FAR 52.227-14, Rights in Data - General, respectively, and for DOD, as defined in DFAR 252,227-7013, Rights in Technical Data and Computer Software (Oct 1988). Customer shall not provide Software Product nor technical data to any third party, including the U.S. Government, unless such third party accepts the same restrictions. Customer is responsible for ensuring that proper notice is given to all such third parties and that the Software Product and technical data are properly marked. Customer shall indemnify Sun for any claims or damages arising from any claim by the U.S. Government to more than Restricted Rights in and to the Software Product(s) resulting from Customer's failure to provide a Restricted Rights legend as required herein. Any failure by Sun to affix a Restricted Rights legend on the Software Product(s) shall not be deemed to constitute a waiver of any limitation on Customer's rights imposed by this Agreement.
(b) Under no circumstances shall Sun be obligated to comply with any requirements imposed by the U.S. Government regarding submission of or the request for exemption from submission of cost or pricing data or cost accounting requirements for any distribution or license of Products that would require compliance by Sun with U.S. Governmental requirements relating to cost or pricing data or cost accounting requirements.
11.2 Other Sovereign Governments
At its own cost and expense, Customer and its Distributors will take all necessary steps in making proposals and agreements with sovereign governments other than the U.S. Government which involve Products and End User Documentation to ensure that Sun's proprietary rights in Products and End User Documentation receive the reasonably necessary protection available from such foreign governments for commercial computer software and related documentation developed at private expense."
12.0 MISCELLANEOUS
12.1 Force Majeure. A party is not liable under this Agreement for non-performance caused by events or conditions beyond that party's control if the party makes reasonable efforts to perform. This provision does not relieve Customer of its obligation to make payments then owing.
12.2 Severability. In the event that any part of this Agreement is held to be unenforceable, in whole or in part, such holding will not affect the validity of the other parts of this Agreement, unless Sun deems the unenforceable part to be essential to this Agreement, in which case Sun may terminate this Agreement, effective immediately upon notice to Customer.
12.3 Relationship of the Parties. This Agreement is not intended to create a relationship such as a partnership, franchise, joint venture, agency, or employment relationship. Neither party may act in a manner which expresses or implies a relationship other than that of independent contractor, nor bind the other party.
12.4 Governing Law. Any action related to this Agreement will be governed by California law and controlling U.S. federal law. No choice of law rules of any jurisdiction will apply.
12.5 Import and Export Laws. All Products and technical data delivered under this Agreement are subject to U.S. export control laws and may be subject to export or import regulations in other countries. Customer agrees to comply strictly with all such laws and regulations and acknowledges that it has the responsibility to obtain such licenses to export, re-export or import as may be required after delivery to Customer.
12.6 Assignment. Neither party may assign or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of the other party, except that Sun may assign its right to payment and may assign this Agreement to an affiliated company.
12.7 Change of Control. In the event of the direct or indirect taking over or assumption of control of Customer or of substantially all of its assets by any government, governmental agency or other third party, Sun may terminate this Agreement upon written notice to Customer.
12.8 Notices. All written notices required by this Agreement must be delivered in person or by means evidenced by a delivery receipt and will be effective upon receipt.
12.9 Waiver or Delay. Any express waiver or failure to exercise promptly any right under this Agreement will not create a continuing waiver or any expectation of non-enforcement.
12.10 No Rights in Third Parties. This Agreement is made for the benefit of the parties hereto, and not for the benefit of any third parties unless otherwise stated herein or agreed to by the parties.
12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute but one and the same instrument.
12.12 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
12.13 Construction. This Agreement has been negotiated by the parties hereto and by their respective counsel. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party. The original of this Agreement has been written in English, and such version shall be the governing version of the Agreement. To the extent allowed under applicable law, Customer waives any right it may have, if any, under any law or regulation to have this Agreement written in a language other than English.

12.14 Orders. This Agreement does not constitute an order for Products, but rather a commitment to order Products as set forth in the Attachments. Purchase orders for Products shall be submitted to Sun by Customer pursuant to the terms of this Agreement and shall be subject to a minimum of Five Thousand Dollars ($5,000) for Packaged Product. Any terms or conditions set forth on any purchase order, check, or other document of Customer shall have no force or effect whatsoever. Customer further acknowledges that it does not take title to the Product, with the exception of the media and printed materials, but rather licenses the Products pursuant to the terms and conditions of this Agreement.
12.15 Deliveries. Products and Documentation shall be delivered F.O.B. Sun's designated shipping facility unless otherwise agreed to by the parties in writing. Sun may make partial deliveries and such deliveries will not relieve Customer of its obligation to accept the remainder of that order in whole or in part. Sun may allocate Products to fairly accommodate orders received by Sun from all customers at anytime demand exceeds the available supply.
12.16 Equitable Relief. Because the licenses granted under this Agreement are personal and unique, and because Customer will have access to and become acquainted with confidential and proprietary information of Sun, the unauthorized use or disclosure of which would cause irreparable harm and significant injury which would be difficult to ascertain and which would not be compensable by damages alone, both parties agree that, in addition to any and all legal remedies available to Sun for Customer's breach of this Agreement, Sun shall be entitled to avail itself of actions against Customer and/or third parties for seizure and injunctive relief. If an unauthorized use or disclosure occurs, Customer will promptly notify Sun and take, at Customer's expense, all steps which are necessary to recover the Product and to prevent its subsequent unauthorized use or dissemination.
12.17 Entire Agreement. This Agreement is the parties' entire agreement relating to its subject matter. It supersedes all prior or contemporaneous oral or written communications, proposals, conditions, representations nd warranties and prevails over any conflicting or additional terms of any quote, order, acknowledgment, or other communication between the parties relating to its subject matter during the term of this Agreement. No modification to this Agreement will be binding, unless in writing and signed by an authorized representative of each party.

                                  ATTACHMENT I

                          END USER BINARY CODE LICENSE

SUN IS WILLING TO LICENSE THE ACCOMPANYING SOFTWARE TO YOU ONLY UPON THE CONDITION THAT YOU ACCEPT ALL OF THE TERMS CONTAINED IN THIS LICENSE AGREEMENT. READ THE TERMS AND CONDITIONS OF THIS LICENSE CAREFULLY BEFORE OPENING THE SOFTWARE MEDIA PACKAGE. BY OPENING THE SOFTWARE MEDIA PACKAGE, YOU AGREE TO THE TERMS AND CONDITIONS OF THIS AGREEMENT. IF YOU ARE NOT WILLING TO BE BOUND BY THIS AGREEMENT, RETURN THE SOFTWARE UNUSED WITHIN FIFTEEN (15) DAYS OF PURCHASE FOR A REFUND OF THE LICENSE FEE PAID.
1. LICENSE TO USE. Customer is granted a non-exclusive and non-transferable license ("License") for the use of the accompanying binary software in machine-readable form, together with accompanying documentation ("Software"), by the number of users and the class of computer hardware for which the corresponding fee has been paid.
2. LICENSE TO DEVELOP. This License authorizes Customer to develop software programs utilizing the Software. However, in the event that Customer desires to develop software programs which incorporate portions of Software ("Developed Programs"), the following provisions apply, to the extent applicable: Developed Programs are to have an application programming interface that is the same as Software; fonts within Software are to remain associated with their toolkit or server; Developed Programs may be used and distributed, but only on computer equipment licensed to utilize Software, unless an additional Developer's License Agreement has been executed by Sun and Customer; Customer is not licensed to develop printing applications or print unless Customer has secured a valid printing license; incorporation of portions of Motif(R) in Developed Programs may require reporting of copies of Developed Programs to Sun; and Customer agrees to indemnify, hold harmless and defend Sun and its Licensors from and against any claims or suits, including attorneys' fees, which arise or result from distribution or use of Developed Programs to the extent such claims or suits arise from the development performed by Customer.
3. RESTRICTIONS. Software is copyrighted and title to all copies is retained by Sun and/or its licensors. Customer shall not make copies of Software, other than a single copy of Software for archival purposes and, if applicable, Customer may, for its internal use only, print the number of copies of on-line documentation for which the applicable fee has been paid, in which event all proprietary rights notices on Software shall be reproduced and applied. Except as specifically authorized in Paragraph 2 above or unless enforcement of this provision is prohibited by applicable law, Customer shall not modify, decompile, disassemble, decrypt, extract, or otherwise reverse engineer Software. SOFTWARE IS NOT DESIGNED OR LICENSED FOR USE IN ON-LINE CONTROL EQUIPMENT IN HAZARDOUS ENVIRONMENTS SUCH AS OPERATION OF NUCLEAR FACILITIES, AIRCRAFT NAVIGATION OR CONTROL, OR DIRECT LIFE SUPPORT MACHINES.
4. CONFIDENTIALITY. Software is confidential and proprietary information of Sun and/or its licensors. Customer agrees to take adequate steps to protect Software from unauthorized disclosure or use.
5. LIMITED WARRANTY. Sun warrants that for a period of ninety (90) days from the date of purchase, as evidenced by a copy of the receipt; (i) the media on which Software is furnished will be free of defects in materials and workmanship under normal use; and (ii) the Software contains the features described in the Sun price list. Except for the foregoing, the Software is provided "AS IS". This limited warranty extends only to Customer as the original licensee. Customer's exclusive remedy and Sun's entire liability under this limited warranty will be at Sun's option to repair or replace the Software.
6. DISCLAIMER OF WARRANTY. EXCEPT AS SPECIFIED IN THIS LICENSE, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, ARE HEREBY EXCLUDED TO THE EXTENT ALLOWED BY APPLICABLE LAW.
7. LIMITATION OF LIABILITY. IN NO EVENT WILL SUN BE LIABLE FOR ANY LOST REVENUE, PROFIT OR DATA, OR FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES HOWEVER CAUSED AND REGARDLESS OF THE THEORY OF LIABILITY ARISING OUT OF THE USE OF OR INABILITY TO USE SOFTWARE, EVEN IF SUN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. In no event shall Sun's liability to Customer, whether in contract, tort (including negligence), or otherwise, exceed the license fee paid by Customer for Software. The foregoing limitations shall apply even if the above stated warranty fails of its essential purpose.
8. TERMINATION. This license is effective until terminated. Customer may terminate this License at any time by destroying all copies of Software including any documentation. This License will terminate immediately without notice from Sun if Customer fails to comply with any provision of this License. Upon termination, Customer must destroy all copies of Software.

9. EXPORT REGULATIONS. Software, including technical data, is subject to U.S. export control laws, including the U.S. Export Administration Act and its associated regulations, and may be subject to export or import regulations in other countries. Customer agrees to comply strictly with all such regulations and acknowledges that it has the responsibility to obtain licenses to export, re-export, or import Software.
10. U.S. GOVERNMENT RESTRICTED RIGHTS. If procured by, or provided to, the U.S. Government, use, duplication, or disclosure of technical data is subject to restrictions as set forth in FAR 42.227-14(g)(2), Rights in Data - General (June
1987); and, for computer software and computer software documentation, FAR 52.227-19, Commercial Computer Software - Restricted Rights (June 1987). However, if procured by, or provided to, the U. S. Department of Defense ("DOD"), use, duplication, or disclosure of technical data is subject to DFARS 252.227-7015(b), Technical Data Commercial Items (June 1995); and, for computer software and computer software documentation, as specified in the License under which the computer software was procured pursuant to DFARS 227.7202-3(a). For U.S. Government agencies other than the DOD with solicitations issued prior to October 1, 1995, all software and technical data are provided with "Restricted Rights" as defined in FAR 52.227-19, and "Limited Rights" as defined in FAR 52.227-14, Rights in Data - General, respectively, and for DOD, as defined in DFAR 252,227-7013, Rights in Technical Data and Computer Software (Oct
1988).Use, duplication, reproduction or disclosure by the Government is subject to such restrictions or successor provisions. Contractor/ Manufacturer is: Sun Microsystems, Inc., 901 San Antonio Road, Palo Alto, California 94303.
11. GOVERNING LAW. This Agreement is made under, shall be governed by and construed in accordance with the laws of the State of California, U.S.A., excluding its choice of law provisions.
12. SEVERABILITY. If any of the above provisions are held to be in violation of applicable law, void, or unenforceable in any jurisdiction, then such provisions are herewith waived to the extent necessary for the License to be otherwise enforceable in such jurisdiction. However, if in Sun's opinion deletion of any provisions of the License by operation of this paragraph unreasonably compromises the rights or liabilities of Sun or its licensors, Sun reserves the right to terminate the License and refund the fee paid by Customer as Customer's sole and exclusive remedy.
13. INTEGRATION. This Agreement is the entire agreement between Customer and Sun relating to Software and: (i) supersedes all prior or contemporaneous oral or written communications, proposals and representations with respect to its subject matter; and (ii) prevails over any conflicting or additional terms of any quote, order, acknowledgment, or similar communication between the parties during the term of this Agreement. No modification to the Agreement will be binding, unless in writing and signed by a duly authorized representative of each party.

                                  ATTACHMENT 2

                      BINARY PRODUCT/ACTIVITY LEVEL MATRIX

Binary Product versions licensed hereunder shall be the then current release at time of execution of this Agreement. Binary Product discount categories shall be as described in the Price List.

1.       BINARY PRODUCTS
A.       SUN ANNUAL ACTIVITY LEVEL/DISCOUNT MATRIX
         Discount(s) for the Binary Products described in Section I.B. below are determined through assessing
Customer's Annual Activity Level for all Binary Products provided under this Agreement.

           1.  Annual Net Activity Level:                              less than $299,000.00
               Quarterly Sales Targets:  Q1:$40,000.00
                                         Q2:$40,000.00
                                         Q3:$40,000.00
                                         Q4:$40,000.00

           2.  Initial Prepayment/Initial Stocking Order:              n/a - renewal

           3.     Discounts
               Customer Base Discount*:                        PP: Cat A 40 % Cat B n/a % Cat C n/a %
               (Includes a 10% required bundling discount)
               Value Added Discount [maximum of twelve (12) percent]:


                                                                                                  Added
                                                                                                  Discount
                   Reseller Recruitment and Management:                       6%                  6%

                   Master Media manufacturing of OEM'd product:               4%                  4%
                   SI/Consulting or Vertical Application
                   Development and/or Project Management:                     4%                  4%
                   Dedicated/trained Technical Support person(s):             2%                  2%
                   Total Value Added Discount (maximum 12%):                                      12%

               TOTAL CUSTOMER DISCOUNT RATE:                   PP: Cat A 52 % Cat B n/a % Cat C n/a %
                                                                         ==         ===         ===

B.     PRODUCT MATRIX
       Product(s) provided to Customer under this Attachment 2 shall be the initialed Binary Products as described in the Price List
         Solaris 2.x SPARC Operating Environment                                                 ___________
            Solaris 2.5.1, 2.6 and Solaris 7 SPARC                                               Customer
            (binaries only)                                                                      (Initials)